Exhibit 99.1

NEWS RELEASE
CONTACT:
CreditRiskMonitor.com, Inc. Jerry Flum, CEO (845) 230-3030 ir@crmz.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor’s Revenue Grows 37% for Second Quarter of 2009

VALLEY COTTAGE, NY—August 6, 2009—CreditRiskMonitor (OTCBB: CRMZ) reported that revenues increased 37% and 32% to $1.92 million and $3.67 million for the 3 and 6 months ended June 30, 2009, respectively. Cash, cash equivalents and marketable securities at the end of the six-month period increased $870,000 from the 2008 year-end balance to a total of $4.74 million.

Jerry Flum, CEO said, “Our revenue during the economic turbulence of the 1st half of 2009 confirms that the demand for corporate credit analysis and monitoring has a counter-cyclical component.

“Because we expense the entire sales commission when we are paid for a subscription, and recognize the revenue ratably over the entire subscription period, the current high revenue growth creates a timing mis-match that negatively affects our operating profit. Additional ways to evaluate our performance include looking at the cash return on net worth or the cash return on tangible net worth, as shown in the table below. We are generating significant cash returns, and continue to have no debt on our balance sheet.”

	6 Months Ended June 30,
	2009	2008

Net increase in cash, cash equivalents & marketable securities	$869,996	$263,349
Net worth at beginning of period	$2,389,514	$1,958,777
Return on net worth	36%	13%
Tangible net worth at beginning of period	$435,054	$4,317
Return on tangible net worth	200%	--N/M--

CREDITRISKMONITOR.COM, INC.
STATEMENTS OF OPERATIONS
FOR THE 3 AND 6 MONTHS ENDED JUNE 30, 2009 AND 2008

	3 Months Ended		6 Months Ended
	June 30,		June 30,

	2009	2008	2009	2008

Operating revenues	$1,922,437	$1,404,450	$3,665,563	$2,769,640

Operating expenses:
Data and product costs	565,056	447,743	1,065,498	878,971
Selling, general and administrative expenses	1,304,604	921,497	2,539,495	1,813,743
Depreciation and amortization	25,337	20,471	48,992	38,010

Total operating expenses	1,894,997	1,389,711	3,653,985	2,730,724

Income from operations	27,440	14,739	11,578	38,916
Other income (expense)	(12,199)	8,738	10,350	33,464
Interest expense	(7)	(2,528)	(7)	(9,773)

Income before income taxes	15,234	20,949	21,921	62,607
Provision for income taxes	1,030	467	2,493	2,357

Net income	$14,204	$20,482	$19,428	$60,250

Net income per share:
Basic and diluted	$0.00	$0.00	$0.00	$0.01

CREDITRISKMONITOR.COM, INC.
BALANCE SHEETS
JUNE 30, 2009 AND DECEMBER 31, 2008

	June 30,	Dec. 31,
	2009	2008
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$4,741,583	$912,591
Marketable securities	—	2,958,996
Accounts receivable, net of allowance	881,222	1,146,066
Other current assets	160,339	237,883

Total current assets	5,783,144	5,255,536

Property and equipment, net	245,110	213,142
Goodwill	1,954,460	1,954,460
Prepaid and other assets	36,057	28,109

Total assets	$8,018,771	$7,451,247

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenue	$5,046,658	$4,394,803
Accounts payable	26,625	52,758
Accrued expenses	509,108	610,748

Total current liabilities	5,582,391	5,058,309

Other liabilities	489	3,424

Total liabilities	5,582,880	5,061,733

Stockholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none issued	—	—
Common stock, $.01 par value; authorized 25,000,000 shares; issued and outstanding 7,849,462 shares	78,494	78,494
Additional paid-in capital	28,306,217	28,279,268
Accumulated deficit	(25,948,820)	(25,968,248)

Total stockholders’ equity	2,435,891	2,389,514

Total liabilities and stockholders’ equity	$8,018,771	$7,451,247

CreditRiskMonitor (http://www.crmz.com) is an Internet-based publisher of financial information, designed to save time for busy corporate credit professionals that competes with Dun & Bradstreet, Equifax and Experian.

Safe Harbor Statement: Certain statements in this press release, including statements prefaced by the words “anticipates”, “estimates”, “believes”, “expects” or words of similar meaning, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as “risk factors” or otherwise in the Company’s Registration Statements or Securities and Exchange Commission Reports.